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                                                                   Exhibit 5.1
                           [Alston & Bird Letterhead]

Vaxcel, Inc.
154 Technology Parkway
Norcross, Georgia  30092

Gentlemen:

         This opinion is given in connection with the filing by Vaxcel, Inc., a corporation organized and existing under the laws of the State of Delaware ("Vaxcel"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement"), pursuant to which up to approximately 1,807,719 shares of Vaxcel's common stock, $0.001 par value per share (the "Common Stock"), are to be registered for issuance in connection with the proposed Merger (the "Merger") of Vaxcel Merger Subsidiary, Inc. ("Vaxcel Merger Sub"), a newly formed wholly-owned subsidiary of Vaxcel, organized and existing under the laws of the State of Georgia, with and into Zynaxis, Inc. ("Zynaxis"), a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

         The Merger is intended to be effected pursuant to an Agreement and Plan of Merger and Contribution, dated as of December 6, 1996 (the "Agreement"), by and among Zynaxis, Vaxcel, Vaxcel Merger Sub and CytRx Corporation ("CytRx"), a corporation organized and existing under the laws of the state of Delaware and the sole shareholders of Vaxcel, pursuant to which each issued and outstanding share of the $.01 par value common stock and the no par value Series A convertible preferred stock of Zynaxis (collectively, the "Zynaxis Capital Stock") issued and outstanding immediately prior to the effective time of the Merger will be exchanged for the right to receive shares of Vaxcel Common
Stock.

         In addition, pursuant to a Note Exchange Agreement, dated December 6, 1996, by and among Zynaxis, CytRx, Vaxcel and Euclid Partners III, L.P. and
S.R. One Ltd. (the "Noteholders"), the Noteholders agreed to convert convertible promissory notes of Zynaxis to shares of Vaxcel Common Stock in connection with the Merger.

         In rendering this opinion, we have examined such corporate records and documents as we have deemed, relevant and necessary as the basis for the opinion set forth herein.

         Based on the foregoing, it is our opinion that the shares of Vaxcel Common Stock included in the Registration Statement when issued to the holders of Zynaxis Capital Stock in connection with the Merger will have been duly authorized by all requisite actions on the part of Vaxcel, will be legally and validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion Statement and to the reference made to the firm under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting part of the Registration Statement.


                                                  Very truly yours,

                                                  /s/ Alston & Bird
                                                  Alston & Bird